Exhibit 99.1

NEWS RELEASE

Contact:	Stacy Feit
Investor Relations
Tel: 213-486-6549
Email: investor_relations@mflex.com

MFLEX APPOINTS JAMES M. MCCLUNEY AS NEW INDEPENDENT DIRECTOR

Irvine, CA, August 14, 2013 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuits and value-added component assembly solutions to the electronics industry, today announced the appointment of James M. McCluney, 62, to the Company’s Board of Directors as a Class I independent director.

Philippe Lemaitre, Chairman of the Board of Directors of MFLEX commented, “I am pleased to welcome Jim to our Board. His deep industry knowledge, extensive leadership and corporate strategy experience, as well as global perspective will be valuable assets as we continue to focus on diversifying and growing our business.”

Mr. McCluney served as chief executive officer of Emulex Corporation (NYSE: ELX) from 2006 through July 2013, when he became executive chairman of the Emulex board. Prior to that, he served as chairman of the board of Vixel Corporation, which he joined in 1999 as president and chief executive officer. During his tenure he successfully took the company public and in late 2003 Emulex acquired Vixel. Earlier in his career, Mr. McCluney ran Apple’s European operations, rising to the position of senior vice president of worldwide operations and a member of the executive committee. Prior to Apple, he held senior management positions within Digital Equipment Corporation in the UK and Switzerland, including vice president of worldwide materials and logistics. Mr. McCluney holds a Bachelor of Arts degree with honors in business and administration from Strathclyde University in Glasgow, Scotland.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuits and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.